Exhibit 99.1

BIND Therapeutics Reports Fourth Quarter and Full Year 2015 Financial Results and Announces Shift in Research and Discovery Strategy to Focus on Developing Innovative Medicines Based on ACCURINS® Platform

— Management to host conference call today at 8:30 a.m. ET to provide business update and review fourth quarter and fiscal year 2015 financial results —

CAMBRIDGE, Mass., March 15, 2016 — BIND Therapeutics, Inc. (NASDAQ: BIND), a biotechnology company developing targeted and programmable therapeutics called ACCURINS®, today reported financial results for the fourth quarter and full year 2015. Additionally, the Company announced a shift in its research and discovery strategy to focus on the development of innovative medicines, primarily in cancer. Moving forward, BIND plans to focus on the development of therapeutics that leverage the ability of ACCURINS® to incorporate novel combinations of targeting ligands and unique payloads including oligonucleotides and potent kinase inhibitors, creating synergistic properties in a single particle.

“Our new strategy is to build a pipeline of innovative medicines that address challenges that small molecule chemistry or antibody engineering have not been able to overcome,” said Andrew Hirsch, president and chief executive officer, BIND Therapeutics. “Historically, nanoparticle-based therapies have used previously approved medicines as therapeutic payloads to provide equivalent efficacy with improved safety. Our new strategy leverages the unique attributes of ACCURINS®, specifically their ability to precisely target cells and tissues with ligand-mediated binding while containing high concentrations of novel therapeutic payloads. We believe this approach will lead to innovative medicines with the potential to achieve therapeutic outcomes unachievable through existing therapeutic modalities.”

ACCURINS® possess several advantageous properties. The surface of ACCURINS® can be functionalized with ligands that can achieve tissue localization, cellular internalization or biological activity, thereby increasing the number of therapeutic strategies available. In addition, the modular nature of ACCURINS® enables the functionalization of more than one type of ligand on the surface. ACCURINS® are also able to incorporate novel therapeutic payloads with diverse physical and chemical properties, including oligonucleotides and potent kinase inhibitors. The release rate of Accurin payloads can also be controlled to optimize the amount of drug getting to the target tissue over the optimal amount of time.

“Our internal discovery efforts leverage the modular nature of ACCURINS®, allowing us to efficiently engineer ideal combinations of tumor-directed targeting ligands and new classes of therapeutic payloads,” said Jonathan Yingling, Ph.D., chief scientific officer of BIND. “When encapsulating RNA-based payloads, ACCURINS® have the potential to protect against enzymatic degradation and clearance in the plasma, target tissues beyond the liver, and concentrate them in target cells through ligand-mediated binding that results in oncogenic cell death. By incorporating small molecule kinase inhibitors, we believe ACCURINS® can control the biological activity of tumor-protective immune cells and reverse the immunosuppressed tumor microenvironment. Following optimization of lead product candidates and completion of preclinical studies, we anticipate initiation of clinical testing for one or more of our proprietary innovative product candidates as early as 2018.”

BIND remains committed to its ongoing collaborations and clinical-stage programs. The Company’s collaborations with AstraZeneca and Pfizer are intended to enable greater inhibition of important cellular pathways with our collaborators’ proprietary kinase inhibitors. Additionally, the Company expects to communicate topline data from the ongoing iNSITE 1 and 2 trials with BIND-014 in squamous cell non-small cell lung cancer (NSCLC), advanced cervical cancer and head and neck cancer in April 2016. As previously announced, further development of BIND-014 is contingent upon data from these trials.

Anticipated 2016 Milestones:

•	Report topline data on the full 40 patients in iNSITE 1 squamous NSCLC trial with BIND-014

•	Report Stage 1 data from iNSITE 2 trial with BIND-014 in advanced cervical and head and neck cancers

•	Report in vivo proof-of-concept (POC) data for targeting tumor associated macrophages

•	Identify first ACCURINS®-based immuno-oncology product concept

•	Report initial in vivo POC data for discovery programs, with preclinical pharmacokinetic and efficacy data expected in second half of 2017

•	In vivo POC data for targeting guanylate cyclase-C (GC-C) receptors expressed on tumors, specifically GI malignancies

•	Further in vivo POC data in delivering single and double stranded RNA fragments to target cells and achieving target knock-down

•	Demonstrate in vitro and in vivo POC for achieving endosomal escape with double stranded RNA

2015 Business and Pipeline Highlights:

•	Continued preclinical work, and generated promising initial data, on Accurin versions of anti-infective and oligonucleotide-based therapies

•	Continued preclinical work related to targeting of tumor-associated macrophages

•	Strengthened scientific leadership and corporate governance with appointment of Jonathan Yingling, Ph.D., as chief scientific officer for BIND, and appointment of Arthur Tzianabos, Ph.D., to Board of Directors

•	Completed preclinical development for AZD2811, an Accurin containing AstraZeneca’s Aurora B Kinase inhibitor, for which AstraZeneca initiated a phase 1 clinical study in the fourth quarter of 2015

•	Advanced collaboration with Pfizer following its exercise of its option to obtain an exclusive license to develop and commercialize an Accurin drug candidate

•	Achieved $4.0 million milestone with AstraZeneca for dosing first patient in Accurin AZD2811 phase 1 clinical trial

•	Received $2.5 million option exercise fee from Pfizer to acquire an exclusive license for the development and commercialization of first compound covered by the agreement

•	Recognized $14.3 million in 2015 in revenue from milestones, option exercises and reimbursable expenses related to our collaborations with AstraZeneca, Pfizer and Roche

•	Enrolled patients in phase 2 iNSITE 1 and iNSITE 2 trials allowing the Company to report clinical data in April 2016

•	Completed build out of dedicated manufacturing space, through an arrangement with a large contract manufacturing organization, that is capable of producing ACCURINS® at the double-digit kilogram scale

Fourth Quarter and Full Year 2015 Financial Results

Fourth quarter and full year 2015 revenue was $6.4 million and $15.4 million, compared to $3.0 million and $10.4 million for the same periods in 2014, respectively. The increase in revenue for the fourth quarter and full year 2015 was primarily due to the achievement of the $4 million milestone upon dosing of the first patient in Accurin AZD2811 phase 1 clinical trial.

Fourth quarter and full year 2015 research and development (R&D) expenses were $11.1 million and $37.3 million compared to $8.0 million and $28.9 million for the same periods in 2014, respectively. The increase in R&D expenses for the fourth quarter of 2015 compared to the fourth quarter of 2014 was primarily due to higher clinical development expenses of BIND-014 and reimbursable manufacturing expenses related to Accurin AZD2811. The increase in R&D expenses for the full year 2015 compared to the full year 2014 was primarily due to headcount growth to support the development of BIND’s internal programs and our collaborations, which led to an increase in salaries and benefits, higher reimbursable manufacturing expenses related to Accurin AZD2811 and increased clinical development expenses of BIND-014.

Fourth quarter and full year 2015 general and administrative expenses were $4.6 million and $17.6 million, respectively, compared to $4.2 million and $15.1 million for the fourth quarter and full year 2014, respectively.

Fourth quarter net loss was $7.6 million, or $0.37 per basic and diluted share, compared to a net loss of $8.5 million, or $0.51 per basic and diluted share for the fourth quarter of 2014. 2015 net loss was $36.6 million, or $1.81 per basic and diluted share, compared to a net loss of $32.5 million, or $1.97 per basic and diluted share for 2014.

Cash, cash equivalents and short-term investments were $36.9 million as of December 31, 2015. The Company continues to expect its cash, cash equivalents and short-term investments will fund anticipated operations into the fourth quarter of 2016.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. ET to discuss the fourth quarter and full year 2015 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 67565341.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a biotechnology company developing novel targeted therapeutics, primarily for the treatment of cancer. Our product candidates are based on proprietary polymeric nanoparticles called ACCURINS®, which are engineered to target specific cells and tissues in the body at sites of disease. We are developing ACCURINS® with three different therapeutic objectives, both through internal research programs and with collaborators: Innovative medicines; enabling potent pathway inhibitors; and differentiated efficacy with approved drugs. Our internal discovery efforts are focused on designing oligonucleotide and immuno oncology-based ACCURINS®. Our most clinically advanced Accurin, BIND-014, contains docetaxel and is currently in phase 2 clinical trials for the treatment of patients with squamous histology non-small cell lung cancer, advanced cervical cancer, and head and neck cancers.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd., Merck & Co., or Merck (known as Merck Sharp & Dohme outside the United States and Canada), Macrophage Therapeutics (a subsidiary of Navidea Biopharmaceuticals) and Synergy Pharmaceuticals to develop ACCURINS® based on their proprietary therapeutic payloads and/or targeting ligands. BIND’s collaboration with AstraZeneca has resulted in the Aurora B Kinase inhibitor Accurin AZD2811, which became the second Accurin candidate to enter clinical development. BIND’s collaboration with Pfizer has resulted in the selection of an Accurin candidate that is entering IND-enabling studies.

For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the ability of our therapeutics to achieve therapeutic objectives unachievable through current treatment modalities; the timing of initiation of clinical testing for our proprietary innovative product candidates; the timing of release of results from the ongoing iNSITE 1 and 2 trials with BIND-014 and reporting of in vivo proof-of-concept data; anticipated 2016 milestones; expectations regarding the sufficiency of our cash, cash equivalents and short term investments; and our collaboration agreements with Pfizer, Merck, AstraZeneca, F. Hoffmann-La Roche Ltd., and Macrophage.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available, in order to continue as a going concern; effects of adverse capital market conditions on the Company’s liquidity; any default on the Company’s credit facility, which could impact its ability to continue as a going concern; adverse effects on the Company’s business due to the report of its independent registered public accounting firm on its financial statements for the year ended December 31, 2015, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern; raising additional capital may cause dilution to its stockholders, restrict its operations or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; limitations on the Company’s ability to utilize net operating loss carryforwards and certain other tax attributes; failure to use and expand its MEDICINAL ENGINEERING® platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only BIND-014 and Accurin AZD2811 in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; inability to enter into a collaboration for BIND-014; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; the fact that a fast track or breakthrough therapy designation by the FDA for the Company’s drug candidates may not actually lead to a faster development or regulatory review or approval process; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing the Company’s growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; the possibility of system failures or security breaches; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the price of our common stock may be volatile and fluctuate substantially; significant costs and required management time as a result of operating as a public company; and any securities class action litigation.

Our expectation regarding the sufficiency of our cash, cash equivalents and short-term investments is subject to a number of additional risks and uncertainties. This expectation is based on our current operating plans and R&D funding that we expect to receive under our existing collaborations but excludes any potential milestone payments under our collaboration agreements. This expectation also assumes that the scheduled payments to Hercules Technology III, L.P. (“Hercules”) under our credit facility are not accelerated. Under the terms of our credit facility, Hercules could accelerate our payment obligations upon the occurrence of a circumstance that would reasonably be expected to have a material adverse effect, as defined in the credit agreement, or another event of default. If our principal obligations under our credit facility are accelerated, we would need to secure additional financing to fund our operating expense and capital expenditure requirements as early as the middle of April 2016. In the event we are unable to secure the necessary financing, we may need to cease operations or file for bankruptcy protection.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 15, 2016, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$24,654	$19,348
Short-term investments	12,288	21,582
Amounts due under collaboration agreements	1,377	2,892
Prepaid expenses and other current assets	2,100	2,141

Total current assets	40,419	45,963
Property and equipment, net	9,764	6,567
Restricted cash and other assets	559	1,538

Total	$50,742	$54,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5,203	$1,792
Accounts payable	3,793	1,796
Accrued expenses	5,712	5,260
Current portion of deferred revenue	3,302	5,087

Total current liabilities	18,010	13,935

Long-term liabilities:
Long-term debt, less current	9,482	1,482
Deferred revenue, less current	2,691	481
Warrant liability	2,894	—
Other long-term liabilities	538	1,006

Total long-term liabilities	15,605	2,969

Total liabilities	33,615	16,904

Total stockholders’ equity	17,127	37,164

Total	$50,742	$54,068

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$6,417	$3,037	$15,401	$10,426

Operating expenses:
Research and development	11,108	8,019	37,273	28,874
General and administrative	4,575	4,198	17,610	15,060

Total operating expenses	15,683	12,217	54,883	43,934

Loss from operations	(9,266)	(9,180)	(39,482)	(33,508)
Other income	1,627	686	2,903	971

Net loss	(7,639)	(8,494)	(36,579)	(32,537)

Net loss per share:
Basic and diluted	$(0.37)	$(0.51)	$(1.81)	$(1.97)
Weighted average common shares outstanding:
Basic and diluted	20,795,086	16,548,092	20,224,292	16,495,648

Media:

Jeff Boyle

617-301-8816

media@bindtherapeutics.com

Investors:

Tom Baker

617-532-0624

investors@bindtherapeutics.com